Exhibit 10.3

UGI CORPORATION 2009 DEFERRAL PLAN

As amended and restated effective January 1, 2026

ARTICLE 1
GENERAL

1.1.    Purpose. The purpose of this Plan is to attract and retain the services of experienced Non-Employee Directors by providing them with opportunities to defer the receipt of income relating to Stock Units, thereby furthering the best interests of the Company and its shareholders.

1.2.    Effective Date. This Plan was originally effective January 1, 2009 and applied to Employees and Non-Employee Directors of the Company and its subsidiaries and affiliates. The Plan was amended and restated effective June 15, 2017 to freeze participation of Employees such that no Employee may make additional deferral elections, although deferral elections made prior to such date by Employees remain in effect and shall be administered in accordance with the terms of the Plan as then in effect. This amendment and restatement to the Plan is effective January 1, 2026 to: (i) reflect its continued operation solely with respect to Non-Employee Directors, and (ii) modify the deferral election rules to allow Non-Employee Directors to make deferral elections on an annual basis. Employees with deferral elections in place under the Plan prior to January 1, 2017 shall continue to have such elections applied automatically under the prior terms of the Plan.

1.3.    Equity Incentive Plan. The Plan does not authorize or contemplate any additional Shares beyond the Shares authorized under the Equity Plan. The Plan incorporates by reference herein the terms of the Equity Plan.

1.4.    Eligibility. Except as otherwise determined by the Committee, each Non-Employee Director is eligible to participate in the Plan. Prior to January 1, 2017, certain Employees were also eligible to participate in the Plan. Effective January 1, 2017, Employee participation was frozen, and no Employee may make deferral elections under this Plan. However, deferral elections made by Employees prior to January 1, 2017 remain in effect and continue to apply under the terms of the Plan in effect previously.

1.5.    Definitions.

    A.    “Account” means a Share Account.

    B.    “Administrative Committee” shall mean the committee designated by the Committee to administer the Plan.

    C.    “Board” means the Board of Directors of the Company.

    D.    “Change in Control” has the meaning given to such term in the Equity Plan, provided that any such transaction also is a change in ownership or effective control of UGI

Corporation, or a change in the ownership of a substantial portion of the assets of UGI Corporation, within the meaning of Section 409A.

    E.    “Company” means UGI Corporation, a Pennsylvania corporation, its affiliates and any successor.

    F.    “Committee” means the Corporate Governance Committee of the Board.

    G.    “Deferral” means Deferred Stock Units.

    H.    “Deferral Date” means with respect to a Non-Employee Director’s Deferred Stock Units, the date on which the Shares covered by the corresponding Stock Units were scheduled to be issued to such Non-Employee Director had such Non-Employee Director not deferred such Stock Units.

    I.    “Deferred Stock Units” means Stock Units that are deferred by a Non-Employee Director pursuant to Article 3.

    J.    “Election Form” has the meaning given to such term in Section 3.2(A).

    K.    “Employee” means any individual employed by the Company as an officer, senior manager, or other highly compensated employee.

    L.    “Equity Plan” means the UGI Corporation 2021 Incentive Award Plan, as amended from time to time and any predecessor or successor to such plan.

    M.    “Non-Employee Directors” means non-employee directors of the Board.

    N.    “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

    O.    “Plan” means this UGI Corporation 2009 Deferral Plan.

    P.    “Section 409A” means Section 409A of the Internal Revenue Code of 1986 as amended and regulations relating thereto.

    Q.    “Separation From Service” means a separation from service with the Company and its affiliates within the meaning of Section 409A.

    R.    “Share Account” has the meaning given to such term in Section 5.1(A).

    S.    “Shares” means shares of common stock of the Company.

    T.    “Stock Units” means the stock units issued to Non-Employee Directors under the Equity Plan.

    U.    “Subsequent Deferral Election” means an election by a Non-Employee Director to defer the payment date (or for installments, defer the commencement of installments) and/or change the form of payment (lump sum or installments) each with respect to Deferrals made under an Election Form previously submitted by the Non-Employee Director in accordance with Section 3.6.

    V.    “Unforeseeable Emergency” means a financial hardship, as defined in Treas. Reg. 1.409A-3(i)(3)(i).

ARTICLE 2
ADMINISTRATION

2.1.    The Plan shall be administered by the Administrative Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan shall be within the sole discretion of the Administrative Committee, may be made at any time, and shall be final, conclusive, and binding on all Persons, including the Company and any affiliate, director, employee, or beneficiary.

2.2.    The Administrative Committee may delegate to any Person such duties and powers, both administrative and discretionary, as it deems appropriate, except for such duties that may not be delegated by law or regulation.

ARTICLE 3
DEFERRAL ELECTIONS

3.1.    Automatic Deferral. Unless an alternative payment arrangement is otherwise elected in accordance with this Article 3, all Stock Units granted to Non-Employee Directors are automatically deferred and will be distributed as a lump sum payment upon the events specified in Article 4.

3.2.    Election Forms.

    A.    On or before December 31 of any calendar year, a Non-Employee Director may elect to defer receipt of Stock Units for service during the following calendar year pursuant to a form approved by the Administrative Committee and filed with the Company (an “Election Form”). Each Election Form will remain in effect until superseded or revoked pursuant to Sections 3.4 or 3.5.

    B.    An Election Form shall provide for a Non-Employee Director to elect to receive distribution of such Non-Employee Director’s Deferral in a number of equal annual installments

(not to exceed 10 (ten)) set forth in the applicable Election Form beginning at the time specified in the applicable Election Form provided such installments are consistent with Section 409A.

    C.    An Election Form may provide for a Non-Employee Director to elect to receive distribution of such Non-Employee Director’s Deferral at such other times as are determined by the Administrative Committee in its sole discretion and consistent with Section 409A (but in no event earlier than the applicable Deferral Date).

3.3.    Initial Elections.

    A.    An Election Form shall apply to any Stock Units that are granted to a Non-Employee Director for any period of service that commences following the year in which such Election Form is filed.

    B.    Notwithstanding Section 3.3(A), a Non-Employee Director who first becomes eligible to participate in the Plan (including any other plan that is required to be treated as a single plan with the Plan under Section 409A) may file an Election Form during the first 30 days of such eligibility, provided that such Election Form shall apply only to any Stock Units that vest more than twelve (12) months from the date that such Election Form is filed.

3.4.    Subsequent Elections. A Non-Employee Director who has an Election Form on file with the Company may file with the Company a subsequent Election Form at any time. Such Election Form shall apply to any Stock Units that are granted to such Non-Employee Director for any period of service that commences following the year in which such subsequent Election Form is filed.

3.5.    Revoking Elections. A Non-Employee Director may revoke an Election Form at any time by providing written notice to the Company. Such revocation shall apply to any Stock Units that are granted to such Non-Employee Director for any period of service that commences following the year in which the written notice revoking the original election is filed.

3.6.    Subsequent Deferrals. A Non-Employee Director may change the time and/or form of payment of any Deferral by submitting an Election Form for a Subsequent Deferral Election, provided that: (x) any such Subsequent Deferral Election shall not be effective until at least twelve (12) months have passed from the date the Subsequent Deferral Election is submitted, and (y) the Deferrals subject to the Subsequent Deferral Election may not be distributed (or for installments, commence to be distributed) earlier than five (5) years from the date such amounts would have been distributed (or for installments, commenced to be distributed) absent the Subsequent Deferral Election. In addition, any Subsequent Deferral Election that changes the time and/or form of payment scheduled to be paid (or for installments, commenced to be paid) or pursuant to a fixed schedule must be submitted to the Company not less than twelve (12) months before the date the payment(s) would be made or commence absent the Subsequent Deferral Election. A Subsequent Deferral Election under this Section 3.6 shall be subject to such terms and conditions as may be established by the Administrative Committee or its delegate and may be disregarded to the extent it is not in compliance with Treas. Reg. 1.409A-2(b).

3.7.    Vesting. Each Deferral shall be fully vested and non-forfeitable at all times from the applicable Deferral Date.

ARTICLE 4
DISTRIBUTIONS

4.1.    Events Requiring Distribution. Distributions of a Non-Employee Director’s Deferral in a Share Account shall be made to such Non-Employee Director in the manner prescribed by the terms of this Article 4 and pursuant to Section 5.1(B) upon the earliest to occur of (i) a Non-Employee Director’s Separation from Service; (ii) a Non-Employee Director’s death; and (iii) a Change in Control.

4.2.    Separation From Service. Unless a Non-Employee Director elects in an Election Form to receive distributions in a number of equal annual installments (not to exceed ten (10) installments), all of a Non-Employee Director’s Deferrals and any interest/earnings in a Share Account shall be distributed, in a single lump sum payment, 65% in Shares and 35% in cash, to such Non-Employee Director within sixty (60) business days after the date of the Non-Employee Director’s Separation From Service. For the avoidance of doubt, if such sixty (60) day period shall cross calendar years, all such payments will be made in the succeeding calendar year.

4.3.    Change in Control. Notwithstanding any provisions of this Plan or an Election Form to the contrary, all of a Non-Employee Director’s Deferrals and any interest/earnings in a Share Account shall be distributed to such Non-Employee Director on a Change in Control in a single lump sum cash payment within sixty (60) days of the Change in Control. For the avoidance of doubt, if a Non-Employee Director elected in an Election Form to receive distributions with respect to a Non-Employee Director’s Deferral in a number of equal annual installments following the Non-Employee Director’s Separation From Service, and a Change in Control occurs after the Non-Employee Director’s Separation From Service but prior to the end of the installment period, the remaining installments shall be paid in a single-lump sum cash payment within sixty (60) days of the Change in Control.

4.4.    Death. Notwithstanding any provisions of this Plan or an Election Form to the contrary, all of a Non-Employee Director’s Deferrals and any interest/earnings in a Share Account shall be distributed, in a single lump sum cash payment, to such Non-Employee Director’s beneficiary within sixty (60) days following the death of the Non-Employee Director. For the avoidance of doubt, if a Non-Employee Director elected in an Election Form to receive distributions with respect to a Non-Employee Director’s Deferral in a number of equal annual installments following the Non-Employee Director’s Separation From Service, and such Non-Employee Director dies after the Non-Employee Director’s Separation From Service but prior to the end of the installment period, the remaining installments shall be paid in a single lump sum cash payment, to such Non-Employee Director’s beneficiary within sixty (60) days following the death of the Non-Employee Director.

4.5.    De Minimis Distributions. Notwithstanding any provisions of this Plan or an Election Form to the contrary, if the total value of a Non-Employee Director’s Deferrals is less than $25,000 at the Non-Employee Director’s Separation from Service date or death, distribution of the Non-Employee Director’s entire Deferrals shall be made in a single lump sum cash payment within sixty (60) days following the Non-Employee Director’s Separation From Service or death to such Non-Employee Director or beneficiary, as applicable.

4.6.    Unforeseeable Emergency. The Administrative Committee, in its sole discretion, may accelerate the distribution of a Non-Employee Director’s Deferral if such Non-Employee Director experiences an Unforeseeable Emergency, provided that such distribution complies with Section 409A. To request such a distribution, a Non-Employee Director must file an application with the Administrative Committee and furnish such supporting documentation as the Administrative Committee may require. Such application shall specify the basis for the distribution and the amount to be distributed. If such request is approved by the Administrative Committee, distribution shall be made in a single lump sum cash payment as soon as administratively practicable, but not more than sixty (60) days, following such approval.

4.7.    Specified Employees. If a Non-Employee Director becomes an employee of the Company and is deemed to be a “specified employee” under Section 409A at the time of such Non-Employee Director’s cessation of service, any distribution that otherwise would be made to such Non-Employee Director with respect to a Deferral as a result of such cessation of service shall not be made until the date that is six (6) months after such cessation of service, except to the extent that earlier distribution would not result in such Non-Employee Director’s incurring interest or additional tax under Section 409A. Notwithstanding any other provision of this Plan to the contrary, if the Non-Employee Director is a Specified Employee at the time of his or her Separation from Service (within the meaning of Section 409A), any payment to be made to a Non-Employee Director upon his or her Separation from Service shall be delayed until the earlier of (i) the first day of the seventh month following his or her Separation from Service, or (ii) upon such Non-Employee Director’s death.

ARTICLE 5
SHARE ACCOUNT; AMOUNT OF DISTRIBUTION

5.1.    Deferred Stock Units.

    A.    Share Account. In the case of Deferred Stock Units, the initial number of such notional Shares shall be the number of Shares covered by the portion of the corresponding Stock Units grant that is deferred pursuant to the applicable Election Form. Each Deferral shall be allocated to a separate bookkeeping account (a “Share Account”) established and maintained by the Company to record the number of Shares in which such Deferral is notionally invested. Whenever dividends are paid with respect to such Shares, each Share Account shall be credited with a number of whole and fractional Stock Units determined by multiplying the dividend value per share by the Stock Unit balance of the Share Account on the record date and dividing the result by the fair market value of a Share on the dividend payment date.

    B.    Share Account Distribution. A Non-Employee Director’s Share Account shall be paid 65% in the form of Shares issued under the Equity Plan and 35% in cash, or as otherwise determined under the Stock Unit Agreement or in Article 4 above, with any such settlement to occur as soon as practicable following the applicable settlement date, but in no event more than sixty (60) days after such payment date. If annual installments are elected, the whole number of Shares in the first payment shall be a fraction of the number of Deferred Stock Units in the Non-Employee Director’s Share Account as of December 31st of the year preceding such payment, the numerator of which is one (1) and the denominator of which is the total number of annual installments elected. The whole number of Shares in each subsequent payment shall be a fraction of the Deferred Stock Units in the Non-Employee Director’s Share Account as of December 31st of the year preceding each subsequent payment, the numerator of which is one (1) and the denominator of which is the total number of installments elected minus the number of installments previously paid. Cash payments in lieu of fractional Shares issuable in respect of fractional Deferred Stock Units, if applicable, shall be made with the last payment.

    C.    Adjustment to Share Account. In the event that the Administrative Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 (or any successor thereto), or otherwise affects the Shares, then the Administrative Committee shall adjust the number and type of securities or other property (including cash) payable with respect to outstanding Deferred Stock Units in a manner that is determined by the Administrative Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

ARTICLE 6
GENERAL PROVISIONS APPLICABLE TO DEFERRALS

6.1.    Except as provided by the Administrative Committee, no Deferral and no right under any Deferral, shall be assignable, alienable, saleable or transferable by a Non-Employee Director or any Person otherwise than by will or by the laws of descent and distribution, provided, however, that, if so determined by the Administrative Committee, a Non-Employee Director may, in the manner established by the Administrative Committee, designate a beneficiary or beneficiaries to exercise the rights of the Non-Employee Director with respect to a Deferral on the death of the Non-Employee Director. Each

Deferral, and each right under any Deferral, shall be exercisable during the Non-Employee Director’s lifetime only by the Non-Employee Director or, if permissible under applicable law, by the Non-Employee Director’s guardian or legal representative. No Deferral, and no right under any Deferral, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.

6.2.    All Shares or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Administrative Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state or local securities laws, and the Administrative Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

ARTICLE 7
AMENDMENTS AND TERMINATION

7.1.    The Committee, in its sole discretion, may amend, suspend or discontinue the Plan or any Deferral at any time; provided that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Non-Employee Director except to the extent necessary to comply with any provision of federal, state or other applicable law. The Committee further has the right, without a Non-Employee Director’s consent, to amend or modify the terms of the Plan and such Non-Employee Director’s Deferrals to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to such Non-Employee Director under Section 409A. Notwithstanding the foregoing, the Administrative Committee may adopt any amendment to the Plan as it shall deem necessary or appropriate to (x) maintain compliance with current laws and regulations, (y) correct errors and omissions in the Plan document, or (z) facilitate the administration and operation of the Plan.

7.2.    The Committee, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements. Distributions of Accounts outstanding under the Plan as of the date on which the Plan is terminated will be made in a lump sum payment twelve (12) months after such termination, unless the right to receive a distribution in accordance with the terms of the Plan would occur before the end of such 12-month period, in which case distributions will be made in accordance with the terms of the Plan and the Non-Employee Directors Election Form.

7.3.    Such other changes to Deferrals shall be permitted and honored under the Plan to the extent authorized by the Administrative Committee and consistent with Section 409A.

ARTICLE 8
MISCELLANEOUS

8.1.    No Rights to Participation. No Non-Employee Director or other Person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Non-Employee Directors or beneficiaries under the Plan. The terms and conditions of deferrals under the Plan need not be the same with respect to each Non-Employee Director.

8.2.    Withholding. To the extent required by applicable law, the Company shall be authorized to withhold from any Deferral or distribution the amount (in cash, notional shares, Shares or other securities) of taxes required or permitted to be withheld (up to the maximum statutory tax rate in the relevant jurisdiction) in respect of such Deferral and to take such other action as may be necessary or appropriate in the opinion of the Company to satisfy withholding taxes.

8.3.    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

8.4.    No Right to Continued Service. The opportunity to make a Deferral under the Plan shall not be construed as giving a Non-Employee Director the right to be retained in the service of the Board or the Company. A Non-Employee Director’s Deferral under the Plan is not intended to confer any rights on such Non-Employee Director except as set forth in the Plan. The Company expressly reserves the right at any time to replace or not to renominate a Non-Employee Director without any liability for any claim against the Company for any payment or distribution except to the extent provided for in the Plan.

8.5.    Conditions upon Issuance of Shares. Shares shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the rules and regulations promulgated thereunder; and the requirements of any stock exchange upon which the Shares may then be listed.

8.6.    Rights as a Shareholder. A Non-Employee Director will have no rights as a shareholder unless and until Shares are issued hereunder and such Non-Employee Director becomes the holder of record of such Shares.

8.7.    Governing Law and Forum Selection. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable federal law without giving effect to any choice-of-law or conflict-of-law rules that would cause the application of the laws of any other jurisdiction. Any action or proceeding arising out of or in connection with the Plan by a Non-Employee Director, a beneficiary, or any other person shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania, or if that court lacks subject-matter jurisdiction, in the state courts of the Commonwealth of Pennsylvania sitting in Montgomery County, and each such person irrevocable submits to the exclusive jurisdiction and venue of that court in respect of such action or proceeding.

8.8.    Severability. If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Deferral under any law deemed applicable by the Administrative Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrative Committee, materially altering the intent of the Plan or such Deferral, such provision shall be stricken as to such jurisdiction, Person or Deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.

8.9.    Unfunded Status of the Plan. The Plan is unfunded. The Plan, together with the applicable Election Form, shall represent at all times an unfunded and unsecured contractual obligation of the Company. Each Employee, Non-Employee Director and their respective beneficiaries will be unsecured creditors of the Company with respect to all obligations owed to them under the Plan. No Employee, Non-Employee Director or their respective beneficiaries will have any interest in any fund or in any specific asset of the Company of any kind, nor shall any Employee, Non-Employee Director or their respective beneficiaries or any other Person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan and the applicable Election Form. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Employee, Non-Employee Director, or their respective beneficiaries for the Company’s performance under the Plan and shall at all times be subject to the claims of creditors.

8.10.    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.11.    Indemnification. Subject to requirements of Pennsylvania law, each individual who is or shall have been a member of the Administrative Committee, or a Person to whom authority was delegated in accordance with Section 2.2, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed on or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan (but not as a participant in the Plan) and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

8.12.    Section 409A. The terms and conditions of the Plan are intended to comply (and shall be interpreted in accordance) with Section 409A. For purposes of this Plan, “Separation from Service” shall mean a “separation from service,” as defined in Section 409A. No action shall be taken under the Plan that will cause any Account to fail to comply in any respect with Section 409A without the written consent of the Non-Employee Director. Any adjustments pursuant to Section 5.1(C) shall be made (i) in compliance with the requirements of Section 409A, and (ii) in such a manner as to ensure that after such adjustment to the Shares, the Plan and the Deferrals still comply with the requirements of Section 409A.